Exhibit 99.1

Bard Contacts:

Investor Relations:	Todd W. Garner Vice President, Investor Relations
(908) 277-8065

Media Relations:	Scott T. Lowry Vice President and Treasurer (908) 277-8365

BD Contacts:

Investor Relations:	Monique N. Dolecki, Vice President, Investor Relations (201) 847-5378

Media Relations:	Kristen Cardillo Vice President, Global Communication (201) 847-5657

BARD SHAREHOLDERS APPROVE PROPOSED MERGER WITH BECTON, DICKINSON

MURRAY HILL, NJ and FRANKLIN LAKES, NJ – (August 8, 2017) – C. R. Bard, Inc. (NYSE: BCR) (“Bard”) and Becton, Dickinson and Company (NYSE: BDX) (“BD”) today announced the results of Bard’s special meeting of shareholders, held on August 8, 2017 and at which a quorum was present, for Bard shareholders to consider and vote upon the proposed merger of Bard with BD. Bard shareholders approved the definitive merger agreement, with approximately 99% of shares voting cast in favor of the proposal.

As previously announced on April 23, 2017, Bard and BD entered into a definitive agreement pursuant to which BD would acquire Bard in a stock and cash transaction. Bard shareholder approval was a condition to the transaction. The proposed transaction remains subject to certain other conditions and approvals, and is presently expected to close in the fourth calendar quarter of 2017.

FORWARD-LOOKING STATEMENTS

The information presented herein contains estimates and other forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “outlook” and similar words, phrases or expressions are intended to identify such forward-looking statements, but other statements that are not historical facts may also be considered forward-looking statements. These forward-looking statements include statements about the benefits of the merger, including anticipated future financial and operating results, synergies, accretion and growth rates, BD’s, Bard’s and the combined company’s plans, objectives, expectations and intentions, and the expected timing of completion of the transaction. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the failure of the closing conditions to be satisfied, or any unexpected delay in closing the proposed merger, including the risk that the required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings related to the proposed merger; risks relating to the integration of BD’s and Bard’s businesses, operations, products and employees, including the risk that this integration will be materially delayed or will be more costly or difficult than expected; the risk that the integration of the cost savings and any synergies from the merger may not be realized or take longer than anticipated to be realized; the risk of higher than anticipated costs, fees, expenses and charges in relation to the proposed merger; access to available financing on a timely basis and reasonable terms; reputational risk and the reaction of BD’s and Bard’s employees, customers, suppliers or other business partners to the proposed merger, including a risk of loss of key senior management or other associates; developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors; as well as other risks, uncertainties and factors discussed in BD’s and Bard’s respective filings with the U.S. Securities and Exchange Commission (the “SEC”), available free of charge at the SEC’s website at www.sec.gov. BD and Bard do not intend, and disclaim any obligation, to update or revise any forward-looking statements contained in this communication to reflect events or circumstances after the date hereof, except as required by applicable laws or regulations.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

In connection with the proposed transaction, BD has filed a registration statement on Form S-4 with the SEC that includes a proxy statement of Bard that also constitutes a prospectus of BD. The registration statement became effective on June 30, 2017, and Bard commenced mailing of the proxy statement on such date. BD and Bard also plan to file other documents in connection with the proposed transaction with the SEC. INVESTORS AND SHAREHOLDERS OF BARD ARE URGED TO READ CAREFULLY THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BD, BARD, THE PROPOSED TRANSACTION AND RELATED MATTERS. The registration statement and proxy statement/prospectus and other documents filed by BD or Bard with the SEC will be available free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC by BD at BD’s website at www.bd.com, in the “Investors” section by clicking the “Investors” link or by contacting BD Investor Relations at Monique_Dolecki@bd.com or calling 201-847-5378, and may obtain free copies of the documents filed with the SEC by Bard at Bard’s website at www.crbard.com, in the “Investors” section by clicking the “Investors” link or by contacting Bard Investor Relations at Todd.Garner@crbard.com or calling 908-277-8065.

NO OFFER OR SOLICITATION

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.